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ARTICLES OF INCORPORATION

OF

TWIN VEE CATAMARANS, INC

The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under Chapter 607 of the Florida Statutes.

ARTICLE 1 - NAME

The name of the Corporation is **TWIN VEE CATAMARANS, INC**, (hereinafter, "Corporation").

ARTICLE 2 - PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE 3 - PRINCIPAL OFFICE

The address of the principal office of this Corporation is 3101 South Federal Highway, Fort Pierce, Florida 34982 and the mailing address is the same.

ARTICLE 4 - INCORPORATOR

The name and street address of the incorporator of this Corporation is:

Elsie Sanchez
1840 Southwest 22nd Street, 4th Floor
Miami, Florida 33145

FILED
2009 DEC -1 PM 12:45
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE 5 - OFFICERS

The officers of the Corporation shall be:

President:	Donna Dunshee
Secretary:	Donna Dunshee

whose mailing addresses shall be the same as the principal office of the Corporation.

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ARTICLE 6 - DIRECTOR(S)

The Director(s) of the Corporation shall be:

Donna Dunshee

whose mailing addresses shall be the same as the principal office of the Corporation.

ARTICLE 7 - CORPORATE CAPITALIZATION

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is **TEN THOUSAND (10,000)** shares of common stock, each share having the par value of **ONE CENT ($.01)**.

7.2 All holders of shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which Shareholders have the right to vote.

7.3 All holders of shares of common stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

7.4 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.

7.5 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

7.6 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

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ARTICLE 8 - SUB-CHAPTER S CORPORATION

The Corporation may elect to be an S Corporation, as provided in Sub-Chapter S of the Internal Revenue Code of 1986, as amended.

8.1 The shareholders of this Corporation may elect and, if elected, shall continue such election to be an S Corporation as provided in Sub-Chapter S of the Internal Revenue Code of 1986, as amended, unless the shareholders of the Corporation unanimously agree otherwise in writing.

8.2 After this Corporation has elected to be an S Corporation, none of the shareholders of this Corporation, without the written consent of all the shareholders of this Corporation shall take any action, or make any transfer or other disposition of the shareholders' shares of stock in the Corporation, which will result in the termination or revocation of such election to be an S Corporation, as provided in Sub-chapter S of the Internal Revenue Code of 1986, as amended.

8.3 Once the Corporation has elected to be an S Corporation, each share of stock issued by this Corporation shall contain the following legend:

> "The shares of stock represented by this certificate cannot be transferred if such transfer would void the election of the Corporation to be taxed under Sub-Chapter S of the Internal Revenue Code of 1986, as amended."

ARTICLE 9 - SHAREHOLDERS' RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 10 - POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 11 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.

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ARTICLE 12 - REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 13 - REGISTERED OFFICE AND REGISTERED AGENT

The initial address of registered office of this Corporation is Spiegel & Utrera, P.A., located at 1840 Southwest 22nd Street, 4th Floor, Miami, Florida 33145. The name and address of the registered agent of this Corporation is Spiegel & Utrera, P.A., 1840 Southwest 22nd Street, 4th Floor, Miami, Florida 33145.

ARTICLE 14 - BYLAWS

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 15 - EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.

ARTICLE 16 - AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

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IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida, this 1st day of December 2009.

Elsie Sanchez, Incorporator

ACCEPTANCE OF REGISTERED AGENT DESIGNATED IN ARTICLES OF INCORPORATION

Spiegel & Utrera, P.A., having a business office identical with the registered office of the Corporation name above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered Agent under the applicable provisions of the Florida Statutes.

Spiegel & Utrera, P.A.

By:
Natalia Utrera, Vice President

FILED
2009 DEC -1 PM 12:45
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

SPIEGEL & UTRERA, P.A.
LAWYERS
www.amerilawyer®.com
1840 CORAL WAY, 4TH FLOOR, MIAMI, FLORIDA 33145 - (305) 854-6000 - (800) 603-3900 - FACSIMILE (305) 857-3700
MAILING ADDRESS - POST OFFICE BOX 450605, MIAMI, FL 33245-0605

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